EXHIBIT 5.2

100 YEARS
1914 – 2014

BALDWIN HASPEL BURKE & MAYER LLC

LAW OFFICES

JOHN A. ROUCHELL
Board Certified Estate Planning and Administration
and Tax Law Specialist
Certified by the Louisiana Board of Legal Specialization

Direct Fax: 504.293.5622
Writer’s Direct Information
rouchell@bhbmlaw.com

September 26, 2014

Pioneer Energy Services Corporation
Subsidiary Guarantors Listed below
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209

Ladies and Gentlemen:

This opinion is provided in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by Pioneer Energy Services Corporation, a Texas corporation (the “Company”), Pioneer Drilling Services, Ltd., a Texas corporation (“Pioneer Drilling”), Pioneer Production Services, Inc., a Delaware corporation (“Pioneer Production”), Pioneer Well Services, LLC, a Delaware limited liability company (“Pioneer Well”), Pioneer Wireline Services Holdings, Inc., a Delaware corporation (“Wireline Holdings”), Pioneer Wireline Services, LLC, a Delaware limited liability company (“Wireline Services”), Pioneer Fishing & Rental Services, LLC, a Delaware limited liability company (“Pioneer Fishing” and together with Pioneer Drilling, Pioneer Production, Pioneer Well, Wireline Holdings, Wireline Services and Pioneer Fishing, the “Delaware/Texas Guarantors”) and Pioneer Coiled Tubing Services, LLC, a Louisiana limited liability company (“Pioneer Coiled Tubing” and, together with the Delaware/Texas Guarantors the “Subsidiary Guarantors”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of $300,000,000 aggregate principal amount of the Company’s 6.125% Senior Notes due 2022 (the “Exchange Notes”), together with the guarantees of the Subsidiary Guarantors of the Exchange Notes, in exchange for a like principal amount of the Company’s issued and outstanding 6.125% Senior Notes due 2022, issued March 18, 2014 (the “Outstanding Notes”) and the guarantees of the Subsidiary Guarantors of the Outstanding Notes. The Exchange Notes and the guarantees are to be issued under an Indenture, dated as of March 18, 2014 (the “Indenture”), by and among the Company, the Subsidiary Guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.

We are acting as special counsel solely for Pioneer Coiled Tubing in the State of Louisiana and not for the other parties to the aforedescribed transaction.

All documents executed or to be executed in connection with the filing of the Registration Statement and the issuance of the Exchange Notes together with all other documents executed March 18th in connection with the issuance of the Rule 144A Global Note (which we did not review) are referred to as the “Transaction Documents”).

We have reviewed copies of the Indenture and the exhibits attached thereto, the Amended and Restated Operating Agreement of Go Coil, LLC dated January 31, 2012 (the “Operating Agreement”) (Go Coil’s name was subsequently changed to Pioneer Coiled Tubing Services, LLC but the Operating Agreement has not yet been amended to reflect same) as ratified by a Ratification of the Operating Agreement dated March 17, 2014, and of the Articles of Organization of Pioneer Coiled Tubing (including the amendment changing the name of the company from Go Coil, LLC to Pioneer Coiled Tubing Services, LLC dated July 9, 2012, filed and effective August 1, 2012) and resolutions and/or manager or officer certificates of Pioneer Coiled Tubing dated January 21, 2012, July 9, 2012, January 21, 2012, March 3, 2014, March 18, 2014, August 28, 2014 and September 26, 2014, presented to us by Pioneer Coiled Tubing (collectively, the “Pioneer Entity Records”). In rendering the opinions expressed herein, we have relied, without independent investigation or verification, with respect to matters of fact upon certificates of officers of the Company and upon the Pioneer Entity Records. We have not reviewed any documents other than the Pioneer Entity Records. We have not reviewed the Form S-4 Registration Statement to be executed by the Company. We have not interviewed officials of any party to the Transaction Documents or examined the records of any courts in any state with respect to any party to the Transaction Documents. We assume that the performance of any obligations referred to in the documents which are incorporated by reference into the Transaction Documents (and which are not also Transaction Documents) will not violate Louisiana law or the organizational documents of Pioneer Coiled Tubing.

ASSUMPTIONS

In rendering the opinions set forth below, we have assumed without any independent investigation or verification:

A.	All signatures on the Transaction Documents and the Pioneer Entity Records and any other document presented to us by any party to this transaction or their counsel are genuine.

B.
All natural persons, including all persons acting on behalf of a firm or other business entity, are legally competent, and have not been fraudulently induced to become a party to the Transaction Documents or the Pioneer Entity Records and had the legal capacity to execute such documents at the time of execution thereof.

C.
All documents submitted to us as originals are authentic. All documents submitted to us as copies conform to the original document. All public records reviewed are accurate and complete. All blanks in the documents submitted to us will be properly completed. All Transaction Documents and Pioneer Entity records which have been represented to us as having been delivered have been delivered (we are not making any independent investigation with regard to the physical or electronic delivery of documents).

D.
All parties to the Transaction Documents (other than Pioneer Coiled Tubing) are duly organized, validly existing and in good standing in all jurisdictions in which they are required to consummate the transactions contemplated by the Transaction Documents.

E.
All parties to the Transaction Documents (other than Pioneer Coiled Tubing) have the requisite power and authority to consummate the transactions contemplated by the Transaction Documents and have duly authorized the consummation of such transactions; and

F.
The representations, warranties and factual matters contained in the Transaction Documents, the Pioneer Entity Records and the representations of all parties in documents and emails (we are relying on emails solely with regard to the execution and delivery of documents and the accuracy of attachments thereto) by all parties and their attorneys in said documents are true, correct and complete. There are no other Members of Pioneer Coiled Tubing other than as set forth in the Operating Agreement. All authorizing resolutions, consents and certificates presented to us have not been and will not be revoked on or prior to the consummation of the transactions such documents authorize.

We are licensed to practice law under the laws of the State of Louisiana. This opinion is limited in all respects to the laws of the State of Louisiana now in effect, and we disclaim any responsibility to inform you of any changes in any such laws in the future. No opinion is expressed as to any federal laws or the laws of any other jurisdiction or any matter that may be governed or affected by federal laws or the laws of any other jurisdiction. We express no opinion as to the laws of any other state, any matter that may be governed or affected by such laws or to the effect of any such laws on the matters herein discussed. Moreover, to the extent that any of the Transaction Documents are governed by the laws of any jurisdiction other than the State of Louisiana any opinion rendered herein relating to those documents is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those documents.
OPINION
Based on the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion (limited in all respects to the laws of the State of Louisiana and subject to the effect of any federal laws and the laws of any other jurisdiction which may be applicable) that, to the extent that laws of the State of Louisiana apply:

1.
Pioneer Coiled Tubing Services, LLC, is a Louisiana limited liability company duly organized, validly existing and in good standing in the State of Louisiana, and, based upon the Limited Liability Company laws of the State of Louisiana (LSA R.S. 12:1300 et. seq), it has the power and authority to issue the guarantees of the Exchange Notes in accordance with the Indenture.

2.	The guarantees of the Exchange Notes in accordance with the terms of the Indenture have been duly authorized for issuance by Pioneer Coiled Tubing Services, LLC.

QUALIFICATIONS TO OPINIONS ABOVE

The opinions expressed herein are subject to the following additional assumptions, exceptions, qualifications and limitations:

A.	We express no opinion whatsoever as to the enforceability of any of the Transaction Documents.

B.	We express no opinion as to any matters other than as expressly set forth above, and no opinion is to be otherwise implied or inferred herefrom.

C.
In rendering the opinions expressed in Paragraph 1 above regarding due organization, valid existence and good standing, we have relied on a certificate from the Louisiana Secretary of State dated September 24, 2014 and the formation documents referred to above.

The foregoing opinion is based on and are limited to the laws of the State of Louisiana, and we render no opinion with respect to the law of any other jurisdiction. As a firm, we practice law in the State of Louisiana and are not generally knowledgeable about the laws of other jurisdictions applicable to the transactions contemplated by the Transaction Documents.

This opinion is rendered as of the date hereof, and we assume no obligation to update this opinion letter to reflect any changes in facts or circumstances which may hereafter come to our attention or any changes in law or the facts presently in effect which may hereafter occur that would alter the scope or substance of the opinions herein expressed. Furthermore, no opinions are expressed herein as to the effect of any future acts of the parties. This letter is not a reaffirmation or update of the previous opinion letter issued by us in connection with the original note issuance on March 18, 2014.
We are not responsible for the registration, filing, re-filing, reinscription, or continuation of, or of reminding any party to file, re-file, reinscribe, or continue any of, the Transaction Documents, or to file or remind any party to file any amendments thereto.
Upon your receipt of this letter, you will have automatically and unconditionally accepted and agreed to all of the assumptions, limitations, qualifications, and exceptions set forth in this letter, without any affirmative action on your part, and said acceptance may not be terminated, qualified, limited, made conditional, amended, altered, or modified in any manner or in any respect.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time and the facts as represented to us; it is not, however, to be construed as a guarantee or insuring agreement, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

Sincerely,

Baldwin Haspel Burke & Mayer, LLC

By: /s/ John A. Rouchell
JOHN A. ROUCHELL, Member

By: /s/ Leon H. Rittenberg III
LEON H. RITTENBERG III, Member

JAR/dvstp